EXHIBIT 99.1
STEWART INFORMATION SERVICES CORPORATION
DETAILS OF INVESTMENTS
MARCH 31, 2007 AND DECEMBER 31, 2006

	MAR 31	DEC 31
	2007	2006
	($000 omitted)
Investments, at market, partially restricted:
Short-term investments	147,419	161,711
Municipal bonds	224,064	224,713
Corporate and utility bonds	146,815	144,399
Foreign bonds	118,311	117,885
U.S. Government bonds	42,833	45,332
Equity securities	36,157	36,260
Mortgage-backed securities	200	200

	715,799	730,500

The totals above are the sum of three separate line items on the condensed consolidated balance sheets contained herein as:

	MAR 31	DEC 31
	2007	2006
	($000 omitted)
Short-term investments	147,419	161,711
Investments — statutory reserve funds	503,192	490,540
Investments — other	65,188	78,249

	715,799	730,500